Exhibit 16.1

November 12, 2024

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for XCHG Limited (“the Company”) and, under the date of June 10, 2024, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2022 and 2023. On November 7, 2024, we were dismissed.

We have read the Company’s statements included in its Form 6-K dated November 12, 2024, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statements that:

1) The Company has appointed Marcum Asia CPAs LLP (“Marcum Asia”) as its independent registered public accounting firm, effective on November 7, 2024;

2) The change of the independent registered public accounting firm was made after a careful consideration and evaluation process by the Company, and has been recommended by the audit committee of the board of directors of the Company and approved by the board of directors of the Company;

3) Marcum Asia is engaged to audit and report on the consolidated financial statements of the Company for the fiscal year ending December 31, 2024;

4) During the Company’s fiscal years ended December 31, 2022 and 2023 and until the engagement of Marcum Asia, neither the Company nor anyone on its behalf has consulted with Marcum Asia on either (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written report nor oral advice was provided to the Company by Marcum Asia which Marcum Asia concluded as an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue, or (b) any matter that was the subject of a disagreement, as that term is defined in Item 16F(a)(1)(iv) of Form 20-F (and the related instructions thereto) or a reportable event as set forth in Item 16F(a)(1)(v)(A) through (D) of Form 20-F; and

5) The Company has consummated a qualified initial public offering by September 30, 2024, immediately prior to the completion of which all redeemable preference shares were automatically converted and re-designated into Class A ordinary shares on a one-for-one basis.

Very truly yours,

/s/ KPMG Huazhen LLP